Exhibit 99.6

Non-Employee Director Form

LIFE TECHNOLOGIES CORPORATION

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE AND

RESTRICTED STOCK UNIT AGREEMENT

Life Technologies Corporation, a Delaware corporation (the “Company”), pursuant to its 2013 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Holder”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the number of shares of the Company’s Common Stock (the “Shares”). This award for Restricted Stock Units (this “Award”) is subject to all of the terms and conditions as set forth in this Grant Notice (the “Grant Notice”) and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement. In the event of any inconsistency between the Plan and the Agreement, the terms of the Plan shall control.

Holder:

Grant Date:

Vesting Commencement Date:

Total Number of RSUs:

Fair Market Value on Grant Date:

Distribution Schedule:	Subject to the terms of the Agreement, the RSUs shall be distributable in accordance with Section 1.1 of the Agreement.

Vesting Schedule:

Subject to the terms of the Agreement, the RSUs shall vest on the first to occur of (a) the first anniversary of the Grant Date or (b) the first annual meeting of the Company’s stockholders occurring after the Grant Date.

Notwithstanding the foregoing, if any of the foregoing vesting events occurs on a day that is not a day on which The Nasdaq Stock Market is open for trading, then the applicable vesting date shall be the next occurring day on which The Nasdaq Stock Market is open for trading.

By electronically accepting the Award, Holder agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. Holder has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Award and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Holder has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

EXHIBIT A

TO RESTRICTED STOCK UNIT GRANT NOTICE

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Agreement (this “Agreement”) is attached, the Company has granted to Holder the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I.

AWARD OF RESTRICTED STOCK UNITS

1.1 Award of Restricted Stock Units.

(a) Award. In consideration of Holder’s continued service with the Company or any Affiliate thereof and for other good and valuable consideration, the Company hereby grants to Holder the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Prior to actual issuance of any Shares, the RSUs and the Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

(b) Vesting; Effect of Termination of Service. The RSUs subject to the Award shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. In addition, the RSUs will be fully vested upon (i) Holder’s Termination of Service as a result of Holder’s death, (ii) Holder’s Termination of Service as a result of Holder’s Disability, or (iii) immediately prior to a Change in Control. Unless and until the RSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Holder will have no right to any distribution with respect to such RSUs. In the event of Holder’s Termination of Service prior to the vesting of all of the RSUs (but after giving effect to any accelerated vesting pursuant to this Section 1.1(b)), any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.

(c) Distribution of Shares.

(i) Subject to the terms and conditions of the Plan and this Agreement, Shares shall be distributed to Holder (or in the event of Holder’s death, to his or her estate) with respect to Holder’s vested RSUs (after giving effect to the acceleration pursuant to Section 1.1(b)) within thirty days following Holder’s Termination of Service (provided that such Termination of Service must constitute a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations) (and, further, if Holder is a “specified employee” (as determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i)) on the date of his or her “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations), the delivery of any Shares to be delivered to Holder upon and as a result of such “separation from service” shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(2)(B)(i) of the Code, and such Shares shall be distributed to Holder on the earlier of (1) the expiration of the six-month period measured from the date of Holder’s “separation from service,” or (2) the date of Holder’s death, or (3) such earlier date as is permitted under Section 409A of the Code and the Treasury Regulations thereunder)).

(ii) Notwithstanding Section 1.1(c)(i), if Holder makes a valid deferral election within the time period specified by the Company in the deferral election form approved by the Company for such purposes, Holder may elect to defer the timing of distribution of all or a portion of the Shares issuable to Holder (or in the event of Holder’s death, to his or her estate) with respect to Holder’s vested RSUs to a later date or date(s) set forth in such deferral election form instead of pursuant to Section 1.1(c)(i), which deferral election form shall be incorporated herein by this reference and considered a part of this Agreement. Any such deferral election must comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder as well as any Plan rules on deferrals. Holder may make a separate deferral election with respect to at least ten percent of the RSUs (which percentage may increase in five percent increments thereafter).

(iii) Notwithstanding Section 1.1(c)(i) or any deferral election made by Holder pursuant to Section 1.1(c)(ii), Shares shall be distributed to Holder (or in the event of Holder’s death, to his or her estate) with respect to Holder’s vested RSUs (after giving effect to the acceleration pursuant to Section 1.1(b)) immediately prior to a Change in Control (provided such Change in Control constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5)). If such Change in Control does not constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5), the RSUs (or such consideration as is payable with respect to such RSUs pursuant to such Change in Control), shall be paid to Holder on the occurrence of the first distribution event(s) to occur that are applicable to the RSUs under Section 1.1(c)(i) or 1.1(c)(ii) above.

(iv) All distributions shall be made by the Company in the form of whole Shares. In lieu of any fractional Share, the Company shall make a cash payment to Holder equal to the Fair Market Value of such fractional Share on the date the RSUs are settled pursuant to this Section 1.1.

(iii) Neither the time nor form of distribution of Shares with respect to the RSUs may be changed, except as may be permitted by the Administrator in accordance with the Plan and this Agreement and Section 409A of the Code and the Treasury Regulations thereunder. No payment under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (A) an acceleration of payment permitted to be made under Treasury Regulation §1.409A-3(j)(4) or (B) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

1.2 Tax Withholding. In the event the Non-Employee Director becomes an Employee at any time following the Grant Date but prior to the distribution of Shares in respect of the RSUs, the Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to Holder or his or her legal representative unless and until Holder or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Holder resulting from the vesting of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs.

1.3 Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any Shares upon settlement of the RSUs prior to fulfillment of all of the conditions set forth in Section 11.4 of the Plan.

1.4 Rights as Stockholder. Neither Holder nor any person claiming under or through Holder shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Holder (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Holder shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

ARTICLE II.

DIVIDEND EQUIVALENTS

2.1 Dividend Equivalents. The Company hereby grants to Holder an award of Dividend Equivalents as set forth in this Article II (the “Dividend Equivalents”), subject to all of the terms and conditions in this Agreement and the Plan, for all dividends or other distributions the record date of which is after the Grant Date, as follows:

(a) In the event that any dividend or other distribution (other than a dividend in the form of shares of Common Stock) is paid or distributed on shares of Common Stock, the number of RSUs shall automatically be increased by such number of additional RSUs as of the payment or distribution date of such dividend or other distribution equal to:

(i) the product of:

(A) the RSUs granted to Holder pursuant to this Agreement but not yet distributed pursuant to Article I as of the record date of such dividend or other distribution, multiplied by

(B) the dollar amount of such dividend or distribution per share of Common Stock (if such dividend or payment or distribution is paid in cash), or the fair market value (as determined by the Board) of such dividend or distribution per share of Common Stock (if such dividend or distribution is distributed in kind), as of the date of payment or distribution, divided by

(ii) the Fair Market Value, determined as of the date of payment or distribution.

(b) In the event that any dividend in the form of shares of Common Stock is distributed on shares of Common Stock, the number of RSUs shall automatically be increased by such number of additional RSUs as of the distribution date of such dividend equal to:

(i) the number of RSUs granted to Holder pursuant to this Agreement but not yet distributed pursuant to Article I as of the record date of such dividend, multiplied by

(ii) the number of shares of Common Stock distributed with respect to such dividend per share of Common Stock.

2.2 Crediting of Dividend Equivalents; Terms and Conditions. The crediting of additional RSUs based on dividends or other distributions paid or distributed on shares of Common Stock pursuant to this Article II shall continue until all the RSUs granted to Holder have been distributed or forfeited pursuant to Article I. Such additional RSUs shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the RSUs originally subject to this Award.

ARTICLE III.

RESTRICTIONS

3.1 Award Not Transferable. This Award, including the RSUs awarded hereunder, may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution unless and until the Shares issuable pursuant to the Award have been issued. This Award and the rights and privileges conferred hereby, including the RSUs awarded hereunder, shall not be liable for the debts, contracts or engagements of Holder or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

3.2 Forfeiture and Claw-Back Provisions. Holder hereby acknowledges and agrees that the RSUs and any amounts issued or paid to Holder in settlement of the RSUs thereof are subject to the provisions of Section 11.5 of the Plan.

3.3 Trading Restrictions.

(a) The Company may establish periods from time to time during which Holder’s ability to engage in transactions involving the Company’s Common Stock is subject to specific restrictions (“Restricted Periods”). Notwithstanding any other provisions herein, Holder may not sell or otherwise dispose of the Shares issuable upon settlement of the RSUs during an applicable Restricted Period unless such sale or disposition is specifically permitted by the Company, in its sole discretion. Holder may be subject to restrictions giving rise to a Restricted Period for any reason that the Company determines appropriate, including, restrictions generally applicable to employees or groups of employees or restrictions applicable to Holder during an investigation of allegations of misconduct or conduct detrimental to the Company or any Affiliate by Holder.

(b) Holder acknowledges and agrees that the RSUs and the Shares issuable upon distribution thereof, any other equity awards now held by Holder or hereafter acquired by Holder, and any Shares issuable upon exercise, vesting or settlement thereof, shall be subject to the terms and conditions of any stock ownership or retention guidelines (the “Guidelines”) adopted from time to time by the Company to the extent such Guidelines are by their terms applicable to Holder. Holder hereby acknowledges and agrees that the Administrator shall have the authority to review Holder’s compliance (or progress towards compliance) with such Guidelines from time to time and, in its sole discretion, to impose such conditions, restrictions or limitations on Holder, the RSUs, the Shares issuable upon distribution thereof, other equity awards held by Holder and other Shares issuable upon exercise, vesting or settlement thereof as the Administrator determines to be necessary or appropriate in order to achieve the purposes of such Guidelines.

ARTICLE IV.

OTHER PROVISIONS

4.1 Section 409A.

(a) Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Treasury

Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b) For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Holder may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

4.2 No Right to Continued Service or Awards.

(a) The Company’s grant of RSUs does not create any employment relationship between Holder and the Company, and nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any Affiliate and Holder.

(b) The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Company. In addition, the value of the RSUs and the Shares issuable upon distribution thereof is an extraordinary item of compensation outside the scope of any employment contract. As such, neither the RSUs nor the Shares issuable upon distribution thereof are part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Common Stock is unknown and cannot be predicted with certainty.

4.3 Adjustments. Holder acknowledges that the RSUs, including the vesting of the RSUs and the number of Shares issuable upon distribution thereof, are subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Section 13.2 of the Plan.

4.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the most-recent physical or email address for Holder listed in the Company’s personnel records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice that is required to be given to Holder shall, if Holder is then deceased, be given to the person entitled to receive any Shares issuable upon distribution of the RSUs pursuant to Section 1.1 by written notice under this Section 3.4. Any notice shall be deemed duly given (a) if delivered in person or by courier, on the date it is delivered; (b) if transmitted by email (delivery receipt requested), upon confirmation of receipt; (c) if sent by certified or registered mail (return receipt requested), on the date that mail is delivered or its delivery is first attempted; or (d) if sent by national overnight courier (with confirmation of delivery), on the next business day following deposit of such notice with such national overnight courier.

4.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.6 Governing Law; Severability; Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. The parties irrevocably agree that any and all controversies or disputes involving, relating to, or arising out of, or under, this Agreement, including but not limited to its construction, interpretation or enforcement, shall be litigated exclusively in the state or federal courts sitting in the county in which Holder primarily provides services to the Company. Holder irrevocably and unconditionally consents to the personal jurisdiction of the state courts in the county in which Holder primarily provides services to the Company with regard to any and all controversies or disputes involving, relating to, or arising out of, or under, this Agreement. Holder further irrevocably and unconditionally waives any defense or objection of lack of personal jurisdiction over Holder by the state or federal courts sitting in the county in which Holder primarily provides services to the Company.

4.7 Conformity to Securities Laws. Holder acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform, and shall be deemed amended, to the extent necessary, with all provisions of Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted and may be settled, only in such a manner as to conform to Applicable Law.

4.8 Tax Representations. Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions herein set forth in Article II, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

4.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendment thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.11 Electronic Delivery and Paperless Administration; Consent to Information Sharing. By accepting this Award, Holder hereby consents and agrees to receive any and all documentation related to the RSUs by electronic delivery and agrees to particpate in the Plan through an online or electronic system, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company. In addition, in order to facilitate the administration of the Company’s equity administration by a third party, and for such third party administrator to provide reporting to the Company or its Affiliates on shares of Common Stock held within your account by such third party administrator, Holder hereby provides his or her consent on the sharing of this information by such third party administrator with the Company and its Affiliates. The foregoing consent shall lapse upon Holder’s Termination of Service or his or her earlier revocation of such consent in writing to the Company.

4.12 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Holder.

4.13 Entire Agreement. The Plan, the Grant Notice, this Agreement and any valid deferral election form entered into by Holder pursuant to Section 1.1(c)(ii) constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Holder with respect to the subject matter hereof, including without limitation, any oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Holder by the Company.